MASTERWORKS

SOLD!

JOAN MITCHELL



We sold Masterworks 443 by Joan Mitchell for $1.15 million! This is our second Mitchell exit, and it delivered 600+ investors 17% total net returns after 38 days held.

Initial Offering	Sale Price	Investors Paid
$894k	**$1.15M**	**600+**

AVAILABLE NOW: BRAND NEW MITCHELL



Untitled (1980)

This painting is available for $622k. Similar works have sold for $1M, $680k, and most recently $1.3M, signaling potential heights for this style.

Mitchell's Frequency of Appreciation

91%

INVEST NOW

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